Exhibit 99.1

Media Contact:                                Investor Contact:
Alice Ferreira, 203-578-2610                        Terry Mangan, 203-578-2318
acferreira@websterbank.com                        tmangan@websterbank.com

WATERBURY, Conn., October 24, 2018 - Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A. and its HSA Bank division, announced today that E. Carol Hayles has been appointed to its and Webster Bank’s boards of directors effective October 23, 2018. She also has been appointed to the Audit and Risk Committees of the boards.

Ms. Hayles, 57, served as executive vice president and chief financial officer of CIT Group Inc. from November 2015 to May 2017, during which time she was responsible for overseeing all financial operations, including the Controllers, Planning, Tax, Treasury, and Investor Relations departments. She served as controller and principal accounting officer of CIT Group Inc. from July 2010 to November 2015 where she was responsible for managing the financial accounting and reporting functions, including SEC and regulatory reporting.

Prior to CIT, Ms. Hayles spent 24 years in various finance roles at Citigroup, Inc., most recently as deputy controller, and began her career at PricewaterhouseCoopers LLP. Ms. Hayles currently serves on the board of Blucora, Inc.

“Webster is committed to enriching our board membership with diverse experience and expertise,” said James C. Smith, Chairman. “Carol’s deep financial services background, including in financial, operations and strategy at a global financial institution, will be valuable to the board’s deliberations.”

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About Webster
Webster Financial Corporation is the holding company for Webster Bank, National Association and its HSA Bank division. With $27.3 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust, and investment services through 157 banking centers and 319 ATMs. Webster also provides mobile and Internet banking. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and HSA Bank, a division of Webster Bank, which provides health savings account trustee and administrative services. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.